   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997


                                                      REGISTRATION NO. 333-34397

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                STERI-OSS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          3843                         13-3915553
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------

                              22895 EASTPARK DRIVE
                         YORBA LINDA, CALIFORNIA 92887
                                 (714) 282-6515
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              KENNETH A. DARIENZO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                STERI-OSS, INC.
                              22895 EASTPARK DRIVE
                         YORBA LINDA, CALIFORNIA 92887
                                 (714) 282-6515
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         FREDERIC A. RANDALL, JR., ESQ.                     ALISON S. RESSLER, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                       SULLIVAN & CROMWELL
        4675 MACARTHUR COURT, SUITE 1000                444 S. FLOWER STREET, SUITE 1200
        NEWPORT BEACH, CALIFORNIA 92660                  LOS ANGELES, CALIFORNIA 90071
                 (714) 752-7535                                  (213) 955-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees. All of the expenses below will be paid by the Registrant.


                                       ITEM
    --------------------------------------------------------------------------
    Registration fee..........................................................  $ 26,204
    NASD Filing Fee...........................................................     9,148
    Nasdaq National Market listing fee........................................         *
    Blue sky fees and expenses................................................         *
    Printing and engraving expenses...........................................         *
    Legal fees and expenses...................................................         *
    Accounting fees and expenses..............................................         *
    Transfer Agent and Registrar fees.........................................         *
    Miscellaneous.............................................................         *
                                                                                 -------
              Total...........................................................  $700,000
                                                                                 =======


---------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Registrant's Bylaws (Exhibit 3.2 hereto) provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Registrant, subject to certain limitations, to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors or officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence.

     In addition, the Registrant's Certificate (Exhibit 3.1 hereto) provides that the Registrant shall indemnify its directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate also provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate further provides that the Registrant is authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Registrant intends to obtain directors' and officers' liability insurance in connection with the Offering.

     In addition, the Registrant has entered or, concurrently with the Offering, will enter, into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements will, among other things, indemnify the Registrant's directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by that person as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant during the last three years preceding the date of this Registration Statement involving sales of the Registrant's securities that were not registered under the Securities Act:


          1. In November 1996 in connection with the Acquisition, the Registrant issued (i) 22,000 shares of Class A Preferred Stock and warrants to purchase 2,900,000 shares of Common Stock at an exercise price of $0.0002 per share to one accredited investor for an aggregate consideration of $22.0 million; (ii) 10,000 shares of Class B Preferred Stock to Bausch & Lomb in consideration for the payment of a portion of the purchase price for the assets of S-O ($10.0 million); (iii) 3,185 shares of Class C Preferred Stock and warrants to purchase 477,750 shares of Common Stock at an exercise price of $0.0002 per share to three accredited investors for an aggregate consideration of $3.2 million, which included the cancellation of indebtedness in the amount of $10,000; (iv) 50,000 shares of Common Stock and warrants to purchase 745,400 shares of Common Stock at an exercise price of $0.0002 per share to one accredited investor for an aggregate consideration of $1,000; and (v) warrants to purchase an aggregate of 428,000 shares of Common Stock at an exercise price of $0.0002 per share granted to the Registrant's senior lenders and subordinated lenders in consideration for making loans to the Registrant and (vi) warrants to purchase an aggregate of 198,850 shares of Common Stock at an exercise price of $.0002 per share granted to Larkspur Capital Corporation. The foregoing issuances were exempt from the registration requirements of the Securities Act on the basis that such transactions did not involve any public offering. Larkspur Capital Corporation acted as placement agent for this transaction.



          2. In January 1997, the Registrant granted performance stock options and executive stock options to certain members of the Company's senior management team for the purchase of up to an aggregate of 442,061 shares of Common Stock at an exercise price equal to $0.40 per share. The executive stock options are fully vested and the performance options will vest in full upon consummation of the Offering. In January 1997, the Registrant also granted options to purchase an aggregate of 214,200 shares of Common Stock to the Directors of the Registrant at an exercise price of $1.00 per share. Such options are fully-vested. In May 1997, the Registrant granted performance options to purchase an aggregate of 77,089 shares of Common Stock at an exercise price of $0.40 per share to certain other employees of the Registrant. Such options will vest in full upon consummation of the Offering. In August 1997, the Registrant granted stock options under the 1997 Plan to certain employees of the Registrant at an exercise price per share equal to the initial public offering price. Such options vest in four equal annual installments commencing one year following the grant date. None of the optionees referred to in this Item 2 paid any cash consideration for these options. The grant of all of such options did not involve a "sale" of securities and, therefore, no registration was required. The issuance of Common Stock upon exercise of such options is exempt by reason of Section 4(2) of the Securities Act and Rule 701 thereunder.

          3. In August 1997, the Registrant amended its Certificate of Incorporation and Certificates of Designation to (i) reduce the authorized par value of the Registrant's Common Stock and Preferred Stock from $.01 per share to $0.0001 per share and (ii) provide for the automatic conversion of a portion of the Registrant's Class A Preferred Stock and Class C Preferred Stock upon consummation of the Offering. The issuance of shares of Common Stock upon conversion of the mandatorily redeemable Preferred Stock in the Preferred Stock Conversion will not be registered under the Securities Act by reason of the exemption provided by Section 3(a)(9) thereof.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are attached hereto and incorporated herein by reference.


 1.1*       Form of Underwriting Agreement.
 3.1**      Certificate of Amendment of Restated Certificate of Incorporation as
            filed with the Delaware Secretary of State on August 25, 1997.
 3.2**      Amended and Restated Certificate of Incorporation to be filed with the
            Delaware Secretary of State upon consummation of the Offering.
 3.3        Amended and Restated Bylaws of the Registrant.
 4.1*       Specimen certificate representing shares of Common Stock of the
            Registrant.
 4.2**      1997 Stock Incentive Plan, together with form of related Stock Option
            Agreement (and related Notice of Grant of Option) and Stock Issuance
            Agreement.
 4.3**      Form of Performance Stock Option.
 4.4**      Form of Executive Officer Non-Qualified Stock Option Agreement.
 4.5**      Form of Director Stock Option Agreement.
 5.1        Form of Opinion of Brobeck, Phleger & Harrison LLP.
10.1**      Form of Indemnification Agreement.
10.2**      Securities Purchase Agreement dated November 15, 1996, by and between the
            Registrant and The 1818 Fund II, L.P.
10.3        Secured Credit Agreement dated November 15, 1996, by and among the
            Registrant, First Source Financial LLP and Union Bank of California, N.A.
            (the "Lenders"), together with Security Agreement dated November 15, 1996 by and between the Registrant and First Source Financial LLP, as
            Collateral Agent for the Lenders, and Pledge Agreement dated November 15,
            1996, by and between the Registrant and First Source Financial LLP, as
            Collateral Agent for the Lenders.
10.4**      Registration Rights Agreement dated November 15, 1996, by and among the
            Registrant, The 1818 Fund II, L.P., S-O Acquisition LLC, S-O Management
            LLC, Larkspur Capital Corporation, First Source Financial LLP, Union Bank
            of California, N.A., The Equitable Life Assurance Society of the United
            States, Exeter Venture Lenders, L.P. and Exeter Equity Partners, L.P.
10.5**      Form of Warrant to Purchase Shares of Common Stock
10.6+       Letter Agreement dated July 19, 1990, by and between the Registrant and
            Metaux Precieux Metalor Deutschland Gmbh.
10.7        Intentionally omitted.
10.8+       License Agreement dated April 28, 1994, by and between the Registrant and
            Dental Imaging Associates, Inc., together with Addendum thereto dated
            April 11, 1995 by and between the Registrant and Dental Imaging
            Associates, Inc.
10.9**      Employment Agreement dated November 15, 1996, by and between the
            Registrant and Kenneth A. Darienzo.
10.10**     Employment Agreement dated November 15, 1996, by and between the
            Registrant and Martin J. Dymek.
10.11**     Employment Agreement dated November 15, 1996, by and between the
            Registrant and Kenneth Krueger.

10.12*      Sublease dated January 6, 1993, by and between the Registrant and Great
            Western Real Estate.
10.13**     Asset Purchase Agreement dated July 22, 1996, by and between the
            Registrant, S-O and Bausch & Lomb.
10.14**     Distribution Agreement dated April 18, 1997, by and between Registrant and Interpore Orthopaedics, Inc.
10.15**     License Agreement dated April 18, 1997, by and between the Registrant and
            Interpore International.
11.1**      Statement Regarding Computation of Pro Forma Net Loss Per Share.
11.2**      Statement Regarding Computation of Supplemental Net Income Per Share.
23.1**      Consent of Price Waterhouse LLP, Independent Auditors.
23.2**      Consent of Price Waterhouse LLP, Independent Auditors.
23.3        Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 5.1).
24.1**      Power of Attorney.
27.1**      Financial Data Schedule.


---------------

 * To be filed by amendment.



** Previously filed.



 + Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.


     (B) FINANCIAL STATEMENT SCHEDULES

          (1) Schedule II. Valuation and Qualifying Accounts and Reserves.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yorba Linda, State of California, on September 23, 1997.


                                          STERI-OSS, INC.

                                          By: /s/ KENNETH A. DARIENZO
                                            ------------------------------------
                                            Kenneth A. Darienzo
                                            Chairman of the Board and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------

/s/ KENNETH A. DARIENZO                        Chairman of the Board and      September 23, 1997
---------------------------------------------    Chief Executive Officer
Kenneth A. Darienzo                              (Principal Executive
                                                 Officer)
*                                              Director                       September 23, 1997
---------------------------------------------
Henry Wendt

*                                              Director                       September 23, 1997
---------------------------------------------
Walter W. Grist

*                                              Director                       September 23, 1997
---------------------------------------------
T. Michael Long

*                                              Director                       September 23, 1997
---------------------------------------------
Douglas E. Rogers

*                                              Director                       September 23, 1997
---------------------------------------------
Andrew C. Cowen

*                                              Director                       September 23, 1997
---------------------------------------------
Fredric M. Seegal

/s/ BRUCE D. NYE                               Vice President and Chief       September 23, 1997
---------------------------------------------    Financial
Bruce D. Nye                                     Officer(Principal
                                                 Accounting and Financial
                                                 Officer)


*By: /s/ KENNETH A. DARIENZO
     ------------------------------------------------------
     Kenneth A. Darienzo
     (Attorney-in-fact)

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                                 DESCRIPTION                                   PAGE
    ------    ---------------------------------------------------------------------  ------------
     1.1*     Form of Underwriting Agreement.
     3.1**    Certificate of Amendment of Restated Certificate of Incorporation as
              filed with the Delaware Secretary of State on August 25, 1997.
     3.2**    Amended and Restated Certificate of Incorporation to be filed with the Delaware Secretary of State upon consummation of the Offering.
     3.3      Amended and Restated Bylaws of the Registrant.
     4.1*     Specimen certificate representing shares of Common Stock of the
              Registrant.
     4.2**    1997 Stock Incentive Plan, together with form of related Stock Option
              Agreement (and related Notice of Grant of Option) and Stock Issuance
              Agreement.
     4.3**    Form of Performance Stock Option.
     4.4**    Form of Executive Officer Non-Qualified Stock Option Agreement.
     4.5**    Form of Director Stock Option Agreement.
     5.1      Form of Opinion of Brobeck, Phleger & Harrison LLP.
    10.1**    Form of Indemnification Agreement.
    10.2**    Securities Purchase Agreement dated November 15, 1996, by and between the Registrant and The 1818 Fund II, L.P.
    10.3      Secured Credit Agreement dated November 15, 1996, by and among the
              Registrant, First Source Financial LLP and Union Bank of California,
              N.A. (the "Lenders"), together with Security Agreement dated November
              15, 1996 by and between the Registrant and First Source Financial
              LLP, as Collateral Agent for the Lenders, and Pledge Agreement dated
              November 15, 1996, by and between the Registrant and First Source
              Financial LLP, as Collateral Agent for the Lenders.
    10.4**    Registration Rights Agreement dated November 15, 1996, by and among the Registrant, The 1818 Fund II, L.P., S-O Acquisition LLC, S-O
              Management LLC, Larkspur Capital Corporation, First Source Financial
              LLP, Union Bank of California, N.A., The Equitable Life Assurance
              Society of the United States, Exeter Venture Lenders, L.P. and Exeter
              Equity Partners, L.P.
    10.5**    Form of Warrant to Purchase Shares of Common Stock
    10.6+     Letter Agreement dated July 19, 1990, by and between the Registrant and Metaux Precieux Metalor Deutschland Gmbh.
    10.7      Intentionally ommitted.
    10.8+     License Agreement dated April 28, 1994, by and between the Registrant and Dental Imaging Associates, Inc., together with Addendum thereto dated April 11, 1995 by and between the Registrant and Dental Imaging
              Associates, Inc.
    10.9**    Employment Agreement dated November 15, 1996, by and between the
              Registrant and Kenneth A. Darienzo.
    10.10**   Employment Agreement dated November 15, 1996, by and between the
              Registrant and Martin J. Dymek.
    10.11**   Employment Agreement dated November 15, 1996, by and between the
              Registrant and Kenneth Krueger.

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                                 DESCRIPTION                                   PAGE
    ------    ---------------------------------------------------------------------  ------------
    10.12*    Sublease dated January 6, 1993, by and between the Registrant and
              Great Western Real Estate.
    10.13**   Asset Purchase Agreement dated July 22, 1996, by and between the
              Registrant, S-O and Bausch & Lomb.
    10.14**   Distribution Agreement dated April 18, 1997, by and between
              Registrant and Interpore Orthopaedics, Inc.
    10.15**   License Agreement dated April 18, 1997, by and between the Registrant and Interpore International.
    11.1**    Statement Regarding Computation of Pro Forma Net Loss Per Share.
    11.2**    Statement Regarding Computation of Supplemental Net Income Per Share.
    23.1**    Consent of Price Waterhouse LLP, Independent Auditors.
    23.2**    Consent of Price Waterhouse LLP, Independent Auditors.
    23.3      Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
              5.1).
    24.1**    Power of Attorney.
    27.1**    Financial Data Schedule.


---------------


 * To be filed by amendment.



** Previously filed.



 + Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.